As filed with the Securities and Exchange Commission on May 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VanceInfo Technologies Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100193

People’s Republic of China

+86 (10) 8282-5266

(Address of Principal Executive Offices) (Zip Code)

2007 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8800

(Telephone number, including area code, of agent for service)

Copies to:

Sidney Xuande Huang Chief Financial Officer 3/F, Building 8, Zhongguancun Software Park Haidian District, Beijing 100193 People’s Republic of China +86 (10) 8282-5266	Jeffrey J. Sun, Esq. Orrick, Herrington & Sutcliffe LLP 47/F, Park Place, 1601 Nanjing Road West Shanghai 200040 People’s Republic of China +86 (21) 6109-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Ordinary Shares, $0.001 par value per share (4)(5)	2,000,000 shares	$9.975	$ 19,950,000	$ 2,286.27

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s American Depositary Shares (each representing one ordinary share), or ADSs, as quoted on the New York Stock Exchange on May 18, 2012.
(3)	Calculated by multiplying $0.00011460 by the proposed maximum aggregate offering price.
(4)	These shares may be represented by the Registrant’s ADSs, each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-147602).
(5)	Any ordinary shares covered by an award granted under the 2007 Share Incentive Plan (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the 2007 Share Incentive Plan. Ordinary shares that actually have been issued under the 2007 Share Incentive Plan pursuant to an award shall not be returned to the 2007 Share Incentive Plan and shall not become available for future issuance under the 2007 Share Incentive Plan, except if unvested ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under the 2007 Share Incentive Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 2,000,000 ordinary shares of VanceInfo Technologies Inc. (the “Registrant”) authorized for issuance under the 2007 Share Incentive Plan. Previously, 9,087,391 ordinary shares of the Registrant were registered for issuance under the 2005 Stock Plan and the 2007 Share Incentive Plan pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-151431). Pursuant to certain provisions of the 2007 Share Incentive Plan (referred to as the “evergreen provisions”), the number of ordinary shares that are available for award grant purposes under the 2007 Share Incentive Plan is automatically increased each year in accordance with a formula set forth in the 2007 Share Incentive Plan. The additional securities registered hereby represent the ordinary shares that were or would be automatically added to the 2007 Share Incentive Plan pursuant to the 2007 Share Incentive Plan’s evergreen provisions. In accordance with General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (File No. 333-151431) are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F (File no. 001-33857) for the fiscal year ended December 31, 2011, filed with the Commission on April 26, 2012;

(b) The Registrant’s current report on Form 6-K (File no. 001-33857) filed with the Commission on May 15, 2012; and

(c) The Registrant’s Description of Share Capital and Description of American Depositary Shares contained in the Registrant’s registration statement on Form F-1 (File No. 333-147601), originally filed with the Commission on November 23, 2007, including any amendments and reports subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 (File No. 333-147601) filed with the Commission on November 23, 2007)

4.2	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and all holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 99.(A) to Form F-6 (File No. 333-147602) filed with the Commission on November 23, 2007)

4.3	VanceInfo Technologies Inc.’s 2007 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File no. 333-147601) filed with the Securities and Exchange Commission on November 23, 2007).

5.1*	Opinion of Conyers Dill & Pearman (Cayman) Limited.

23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 21, 2012.

VanceInfo Technologies Inc.

By:	/s/ Chris Shuning Chen
Name:	Chris Shuning Chen
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Chris Shuning Chen, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and as of May 21, 2012.

Signature	Title	Date

/s/ Chris Shuning Chen Name: Chris Shuning Chen	Chairman and Chief Executive Officer (principal executive officer)	May 21, 2012

/s/ Sidney Xuande Huang Name: Sidney Xuande Huang	Chief Financial Officer (principal financial and accounting officer)	May 21, 2012

/s/ David Lifeng Chen Name: David Lifeng Chen	Director	May 21, 2012

/s/ Hao Chen Name: Hao Chen	Director	May 21, 2012

/s/ Ruby Rong Lu Name: Ruby Rong Lu	Director	May 21, 2012

/s/ Kui Zhou Name: Kui Zhou	Director	May 21, 2012

/s/ Daniel Mingdong Wu Name: Daniel Mingdong Wu	Director	May 21, 2012

/s/ Sameulson S.M. Young Name: Sameulson S.M. Young	Director	May 21, 2012

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative	May 21, 2012